Exhibit 99.2

Risks Related to the Proposed Business Combination

The announced transactions with Oqory and its affiliates may not be consummated on the terms described in the binding term sheet or at all.

We have entered into a binding term sheet (the “Term Sheet”) with Oqory, Inc., a Delaware corporation (“Oqory”), and Vivasor, Inc., Oqory’s parent corporation, relating to a proposed business combination between Vincerx and Oqory. The parties currently contemplate a reverse triangular merger structure, pursuant to which (i) a subsidiary of Vincerx would merge into Oqory, (ii) Oqory stockholders would receive shares of Common Stock in exchange for their shares of Oqory common stock (“Oqory Common Stock”) based on the Exchange Ratio (as defined below), and (iii) outstanding options, warrants, and other rights to acquire Oqory Common Stock (“Oqory Stock Rights”) would be assumed by Vincerx and converted into options, warrants, and rights to acquire Common Stock based on the Exchange Ratio.

The conversion of the Oqory Common Stock and Oqory Stock Rights would be pursuant to an exchange ratio (the “Exchange Ratio”) to be determined based on the following aggregate intended post-closing percentage ownership: (i) the equity holders of Oqory immediately prior to the closing (including all Oqory Stock Rights) would own 95% of the equity of the combined company, and (ii) the equity holders of Vincerx (including all outstanding options and warrants) would own 5% of the equity of the combined company, in each case without taking into account the Concurrent Investment (as defined below) and the post-closing equity pool described below. In the event that the fully-diluted value of Common Stock held by existing Vincerx stockholders in the combined company upon the closing is less than $13.66 million, Oqory stockholders will forfeit their shares through an adjustment to the Exchange Ratio.

The parties intend to negotiate a definitive business combination agreement that will incorporate the provisions of the Term Sheet as well as other terms and conditions typical for transactions of this nature. During the period from effectiveness of the Term Sheet until the earlier of execution of such a definitive agreement or January 31, 2025, the parties have agreed not to solicit or encourage submission of, or participate in discussions or enter into any agreement regarding, any other acquisition proposal.

Conditions to enter into a definitive business combination agreement include satisfactory completion of due diligence by the parties, commitments by investors for the Concurrent Investment, voting support agreements by Vincerx’s officers and directors, and approval by the boards of directors of the parties. Conditions to the closing of the business combination include approval by the stockholders of the parties, governmental, regulatory, and other third-party approvals.

Although we anticipate the entry into a definitive business combination agreement in the first quarter of 2025, no assurance can be given that that we will be able to enter into a definitive business combination agreement, or that, even if we were to reach a definitive business combination agreement, that the proposed business combination would be consummated.

Failure to consummate the proposed business combination could negatively affect our market price, future business, and financial results.

The terms of a definitive business combination agreement are subject to negotiation, and we cannot guarantee that we will be able to reach acceptable terms. In the event that we are unable to negotiate a definitive business combination agreement and consummate the proposed business combination, it will have a material adverse effect on our business, financial condition, and results of operation, including the following:

•	Costs related to the negotiation of a business combination agreement, such as legal, accounting, and financial advisory fees;

•	Declines in our market price to the extent that the current market price of our Common Stock reflects a market assumption that the business combination will be consummated;

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The diversion of management’s attention from day-to-day business operations and the potential disruption to each company’s employees and business relationships during a period the definitive business combination agreement is being negotiated and stockholder approval is being solicited and may make it difficult to regain financial and market positions if the business combination does not occur, and we will have limited ability to continue our current operations without obtaining additional financing; and

•	Becoming subject to litigation related to the proposed business combination and any failure to consummate the proposed business combination.

In the event we are able to enter into a definitive business combination agreement, we cannot guarantee that the closing conditions, including obtaining the requisite stockholder approval, set forth in such business combination agreement, will be satisfied. If we are unable to satisfy the closing conditions in Oqory’s favor or if other mutual closing conditions are not satisfied, Oqory will not be obligated to complete the business combination.

If the business combination is not completed, our board of directors may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the business combination or may not be available at all.

We and Oqory will be subject to various uncertainties while the proposed business combination is pending that could adversely affect our financial results or the anticipated benefits of the business combination.

Uncertainty about the effect of the proposed business combination on counterparties to contracts, employees, consultants, and other parties may have an adverse effect on us or the anticipated benefits of the business combination. These uncertainties could cause contract counterparties and others who deal with us or Oqory to seek to change to existing business relationships with us or Oqory and may impair our or Oqory’s ability to attract, retain, and motivate key personnel until the business combination is completed and for a period of time thereafter. Retention and recruitment of employees and consultants may be particularly challenging prior to the completion of the business combination, as our employees and consultants and prospective employees and consultants, and the employees and consultants and prospective employees and consultants of Oqory, may experience uncertainty about their future roles with us following the business combination.

The negotiations to enter into a definitive business combination agreement, pursuit of the business combination, and the preparation for the combination of the two companies may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the negotiations, transition, and integration process could affect our financial results prior to and/or following the consummation of the business combination and could limit us from pursuing attractive business opportunities and making other changes to our business prior to the entry into a definitive business combination agreement and/or completion of the business combination.

We expect to incur substantial transaction costs in connection with the proposed business combination.

We expect to incur a significant amount of non-recurring expenses in connection with the proposed business combination, including legal, accounting, consulting, and other expenses. In general, these expenses are payable by us whether or not the business combination is completed. Additional unanticipated costs may be incurred following consummation of the business combination in the course of the integration of our businesses and the business of Oqory.